Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-163960, 333-139686 and 333-157216 on Form S-8 and Registration Statement Nos. 333-146180, 333-151084, 333-160833, 333-163039, 333-156532, 333-165814, 333-160470 and 333-166024 on Form S-3 of our report dated March 13, 2012, relating to the consolidated financial statements of PolyMedix Inc. and its subsidiary (a development stage company) (the "Company"), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
March 13, 2012